                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[X] Preliminary Proxy Statement
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                             POLYMEDICA CORPORATION
                (Name of Registrant as Specified In Its Charter)

                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

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

                             POLYMEDICA CORPORATION
                                11 STATE STREET
                          WOBURN, MASSACHUSETTS 01801

                 NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON SEPTEMBER 14, 2000

To the Stockholders:

     The 2000 Annual Meeting of Stockholders (the "Annual Meeting") of PolyMedica Corporation (the "Company"), a Massachusetts corporation, will be held at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, on Thursday, September 14, 2000, at 9:00 a.m., local time, to consider and act upon the following matters:

     1. To elect two (2) Class III Directors for the ensuing three years;

     2. To approve an Amendment to the Articles of Organization increasing the number of authorized shares of common stock and preferred stock;

     3. To approve the adoption of the Company's 2000 Stock Incentive Plan (the "2000 Plan"), authorizing the issuance of up to 1,200,000 shares of common stock thereunder;

     4. To ratify the selection by the Board of Directors of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending March 31, 2001; and

     5. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on July 24, 2000 are entitled to notice of, and to vote at, the Annual Meeting, and any adjournment thereof. The stock transfer books of the Company will remain open for the purchase and sale of the Company's Common Stock.

     All stockholders are cordially invited to attend the Annual Meeting.

                                          By Order of the Board of Directors,

                                          /s/ Eric G. Walters

                                          ERIC G. WALTERS, Clerk

Woburn, Massachusetts
August 2, 2000

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

                             POLYMEDICA CORPORATION
                                11 STATE STREET
                          WOBURN, MASSACHUSETTS 01801

                                PROXY STATEMENT

                  FOR THE 2000 ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 14, 2000

                                GENERAL MATTERS

     The enclosed proxy is solicited by the Board of Directors of PolyMedica Corporation (the "Company" or "PolyMedica"), a Massachusetts corporation, for use at the 2000 Annual Meeting of Stockholders (the "Annual Meeting") to be held at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, on Thursday, September 14, 2000, at 9:00 a.m., local time, and at any adjournment or adjournments of that meeting.

     All proxies will be voted in accordance with the instructions contained therein, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before it is exercised by delivery of written revocation to the Clerk of the Company, or by voting in person at the Annual Meeting.

     The Company's Annual Report for the fiscal year ended March 31, 2000 is being mailed to stockholders with the mailing of this Notice and Proxy Statement on or about August 7, 2000.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED MARCH 31, 2000, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST TO THE TREASURER, POLYMEDICA CORPORATION, 11 STATE STREET, WOBURN, MASSACHUSETTS 01801.

QUORUM AND VOTE REQUIREMENT

     On July 24, 2000, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 13,184,232 shares of common stock of the Company, $0.01 par value per share ("Common Stock"). Each share of Common Stock is entitled to one vote.

     The holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the Annual Meeting.

     The affirmative vote of holders of a plurality of votes cast by the stockholders entitled to vote at the Annual Meeting is required for the election of directors. The affirmative vote of the holders of at least two-thirds
(66 2/3%) of the shares of Common Stock entitled to vote on the matter is required to approve the proposal to amend the Articles of Organization. The affirmative vote of the holders of a majority of the shares of Common Stock present, or represented, and entitled to vote on the matter is required to approve the proposal to adopt the 2000 Plan. The affirmative vote of the holders of a majority of the shares of Common Stock present, or represented, and entitled to vote on the matter is required for the approval of the ratification of the selection of the Company's accountants.

     Shares which abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the votes cast or shares voting on a matter. However, abstentions are considered to be shares present, or represented in determining whether a quorum exists.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of June 30, 2000, with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each director and nominee for director;
(iii) each current executive officer named in the Summary Compensation Table under the heading "Compensation of Executive Officers" below and (iv) all directors and executive officers of the Company as a group.

     The number of shares beneficially owned by each 5% stockholder, director or executive officer is determined under rules of the Securities and Exchange Commission (the "SEC"), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares which the individual or entity has the right to acquire on or before June 30, 2000 through the exercise of stock options, and any reference in the footnotes to this table to shares subject to stock options refers only to stock options that are so exercisable. For purposes of computing the percentage of outstanding shares of common stock held by each person or entity, any shares which that person or entity has the right to acquire on or before June 30, 2000, are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, each person or entity has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

                                                                 NUMBER        PERCENTAGE
                                                               OF SHARES       OF SHARES
                                                              BENEFICIALLY    BENEFICIALLY
NAME AND ADDRESS OF BENEFICIAL OWNER                            OWNED(1)         OWNED
------------------------------------                          ------------    ------------
Safeco Corporation(2).......................................   1,515,500          11.5%
  Safeco Plaza
  Seattle, WA 98185
Steven J. Lee(3)............................................     485,347           3.6%
Arthur A. Siciliano, Ph.D.(4)...............................     274,564           2.1%
Eric G. Walters(5)..........................................     172,992           1.3%
Thomas S. Soltys(6).........................................     139,425           1.1%
W. Keith Trowbridge(7)......................................      13,810             *
Daniel S. Bernstein, M.D.(8)................................      41,659             *
Marcia J. Hooper(9).........................................      41,288             *
Frank W. LoGerfo, M.D.(10)..................................      35,250             *
Peter K. Hoffman(11)........................................      17,260             *
All directors and executive officers as a group (9
  persons)(12)..............................................   1,221,595           8.9%

---------------
  *  Represents holdings of less than one percent.

 (1) The persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to the information contained in the footnotes to this table. Amounts shown include shares issuable pursuant to the exercise of options exercisable within 60 days after June 30, 2000.

 (2) Based upon a Schedule 13G filed by Safeco Corporation ("Safeco") filed on February 11, 2000 pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules promulgated thereunder. Safeco disclaims any beneficial ownership of the shares reported. The reported shares are owned beneficially by registered investment companies for which a subsidiary of Safeco serves as advisor.

 (3) Includes 170,307 shares held by a family trust for which Mr. Lee, his spouse and family are beneficiaries and 269,631 shares issuable upon exercise of outstanding stock options held by Mr. Lee that are exercisable within 60 days after June 30, 2000. See "Fiscal Year-End Option Table" below.

 (4) Includes 65,925 shares issuable upon exercise of outstanding stock options held by Dr. Siciliano that are exercisable within 60 days after June 30, 2000. See "Fiscal Year-End Option Table" below.

 (5) Includes 84,115 shares issuable upon exercise of outstanding stock options held by Mr. Walters that are exercisable within 60 days after June 30, 2000. See "Fiscal Year-End Option Table" below.

 (6) Includes 25,125 shares issuable upon exercise of outstanding stock options held by Mr. Soltys that are exercisable within 60 days after June 30, 2000.

 (7) Includes 13,748 shares issuable upon exercise of outstanding stock options held by Mr. Trowbridge that are exercisable within 60 days after June 30, 2000. See "Fiscal Year-end Option Table" below.

 (8) Includes 33,922 shares issuable upon exercise of outstanding stock options that are exercisable within 60 days after June 30, 1999, and 4,620 shares held by Dr. Bernstein in an IRA account.

 (9) Includes 40,500 shares issuable upon exercise of outstanding stock options held by Ms. Hooper that are exercisable within 60 days after June 30, 2000.

(10) Includes 15,000 shares issuable upon exercise of outstanding stock options held by Dr. LoGerfo that are exercisable within 60 days after June 30, 2000.

(11) Includes 17,260 shares issuable upon exercise of outstanding stock options held by Mr. Hoffman that are exercisable within 60 days after June 30, 2000.

(12) Includes 565,226 shares issuable upon exercise of outstanding stock options that are exercisable within 60 days after June 30, 2000. See "Fiscal Year-End Option Table" below.

                                    ITEM ONE

                             ELECTION OF DIRECTORS

     The Company has a classified Board of Directors consisting of two Class I Directors, two Class II Directors and two Class III Directors. The Class I, Class II and Class III Directors will serve until the annual meetings of stockholders to be held in 2001, 2002 and 2003 respectively, and until their respective successors are elected and qualified. At each annual meeting of stockholders, one class of directors is elected for a full term of three years to succeed the class whose term is expiring.

     The persons named in the enclosed proxy will vote to elect Daniel S. Bernstein, M.D. and Peter K. Hoffman, the nominees named below, as Class III Directors, unless the proxy is marked otherwise. Dr. Bernstein and Mr. Hoffman are currently Class III Directors of the Company.

     Dr. Bernstein and Mr. Hoffman will be elected to hold office until the 2003 Annual Meeting of Stockholders and until their successors are duly elected and qualified. Dr. Bernstein and Mr. Hoffman have indicated their willingness to serve, if elected; however, if Dr. Bernstein or Mr. Hoffman should be unable to serve, the proxies may be voted for a substitute nominee designated by the Board of Directors. It is not presently contemplated that either of the nominees will be unavailable to serve.

     The following table sets forth the name, age, length of service as a director of each member of the Board of Directors, including the nominees for Class III Directors, information given by each such person concerning all positions he or she holds with the Company, his or her principal occupation and business experience for the past five years and the names of other publicly-held companies of which he or she serves as a director. Information with respect to the number of shares of Common Stock of the Company beneficially owned by him or her on June 30, 2000, and the percentage of all outstanding shares of Common Stock owned by him or her on such date, appears above under "Security Ownership and Certain Beneficial Owners and Management."

                      NOMINEES FOR TERM TO EXPIRE IN 2003
                             (CLASS III DIRECTORS)

     DANIEL S. BERNSTEIN, M.D., age 73, has been a director since 1992. Dr. Bernstein has been a physician at Brigham Medical Associates, Boston, Massachusetts, since 1993; a lecturer at Harvard Medical School, Cambridge, Massachusetts, since 1993; and Clinical Professor of Medicine Emeritus, Boston University School of Medicine since 1973.

     PETER K. HOFFMAN, age 51, has been a director since 1997. Mr. Hoffman has served as President, Global Business Management, Gillette Grooming Products of The Gillette Company since January 2000. He had served as President of Commercial Operations for the Duracell North Atlantic Group from January 1998 to January 2000. He served as Senior Vice President, Business Management, for the North Atlantic Group from 1995 to 1998. Mr. Hoffman joined The Gillette Company in 1972 and has held a variety of product management and general management positions.

                      DIRECTORS WHOSE TERMS EXPIRE IN 2001
                              (CLASS I DIRECTORS)

     FRANK W. LOGERFO, M.D., age 59, has been a director since 1994. Dr. LoGerfo has been Surgeon-in-Chief, Chairman, Department of Surgery at Beth Israel Deaconess Medical Center since April 2000. Dr. LoGerfo served as Attending Surgeon, Associate Chairman for Research, Department of Surgery, and Chief, Division of Vascular Surgery, Beth Israel Deaconess Medical Center from 1987 to 2000. Dr. LoGerfo has served as William V. McDermott Professor of Surgery at Harvard Medical School since 1991.

     MARCIA J. HOOPER, age 46, has been a director since 1991. Ms. Hooper served as General Partner of three venture capital funds of Ampersand Ventures from 1985 to 1993 and is currently a limited partner of the general partner of three venture capital funds of Ampersand Ventures. Ms. Hooper served as General Partner of Viking Partners Capital Limited Partnership from 1994 to 1996. She has been employed at Advent International Corporation since 1996 and is currently Vice President and Partner of Advent International Corporation.

                      DIRECTORS WHOSE TERMS EXPIRE IN 2002
                              (CLASS II DIRECTORS)

     THOMAS S. SOLTYS, age 52, has been a director since 1996. Mr. Soltys has served as President of Boston Special Risks Insurance Agency, Inc. since 1988 and has been its sole owner since 1994.

     STEVEN J. LEE, age 53, has been a director since 1990. Mr. Lee has served as Chairman of the Company since June 1996 and Chief Executive Officer and a director of the Company since 1990. He served as President of the Company from 1990 through June 1996. Mr. Lee served as manager in the Mergers and Acquisitions practice at Coopers & Lybrand L.L.P. from March 1990 to May 1990. Previously, he was President and a director of Shawmut National Ventures from November 1987 to March 1990, and served as President, Chief Executive Officer and a director of RepliGen Corporation from 1984 to 1986. Currently he is a director of Commonwealth BioVentures, Inc. and Fibersense Technology Corporation.

BOARD AND COMMITTEE MEETINGS

     The Company has a standing Audit Committee of the Board of Directors which provides the opportunity for direct contact between the Company's independent public accountants and the Board. The Audit Committee has responsibility for recommending the appointment of the Company's independent public accountants, reviewing the scope and results of audits and reviewing the Company's internal accounting control policies and procedures. In the year ended March 31, 2000, the Audit Committee included Marcia J. Hooper and Peter K. Hoffman and held two meetings.

     The Company also has a standing Compensation Committee of the Board of Directors which provides recommendations to the Board regarding executive and employee compensation programs of the Company. The Compensation Committee also administers the Company's 1998 Stock Incentive Plan (the "1998 Plan") and, if approved by the stockholders, will administer the 2000 Plan. In the year ended March 31, 2000, the Compensation Committee included Ms. Hooper and Drs. Bernstein and LoGerfo and held three meetings.

     The Company also has a standing Executive Committee which provides assistance to the Board of Directors. In the year ended March 31, 2000, Executive Committee members included Mr. Lee, Dr. LoGerfo and Ms. Hooper. As the full Board of Directors had frequent meetings, no meetings of the Executive Committee were held in the year ended March 31, 2000.

     The Board of Directors held six meetings during the year ended March 31, 2000. All directors attended at least 75% of the total number of meetings of the Board of Directors and all committees on which they served during their service as directors, except Mr. Hoffman, who attended 67% of such meetings.

     There are no family relationships between or among any officers or directors of the Company.

DIRECTORS' COMPENSATION

     Non-employee directors receive $12,500 in annual cash compensation for attending Board and Committee Meetings. Directors who are officers or employees of the Company do not receive any additional compensation for their services as directors.

     Non-employee directors are entitled to participate in the 1998 Plan (and will be entitled to participate in the 2000 Plan, if approved by the stockholders), which, among other things, provide for discretionary grants of non-statutory qualified stock options to members of the Company's Board of Directors who are not employees of the Company.

     Under the Company's 1998 Plan, Drs. Bernstein and LoGerfo, Ms. Hooper, and Messrs. Hoffman and Soltys each were granted an option to purchase 7,500 shares of Common Stock, at an exercise price of $26.9375 per share, on September 9, 1999.

COMPENSATION OF EXECUTIVE OFFICERS

     SUMMARY COMPENSATION TABLE. The following table sets forth certain information with respect to the annual and long-term compensation for each of the last three fiscal years of the Company's Chairman and Chief Executive Officer and the Company's other most highly compensated executive officers who were serving as executive officers on March 31, 2000:

                           SUMMARY COMPENSATION TABLE

                                                                      LONG TERM
                                                                    COMPENSATION
                                            ANNUAL COMPENSATION     -------------
                                            --------------------     SECURITIES       ALL OTHER
        NAME AND PRINCIPAL                   SALARY      BONUS       UNDERLYING      COMPENSATION
             POSITION               YEAR      ($)        ($)(1)     OPTIONS(#)(2)     ($)(3)(4)
        ------------------          ----    --------    --------    -------------    ------------
Steven J. Lee.....................  2000    $327,187    $653,333       35,000           $9,215
  Chairman and                      1999     293,515     380,360       41,000            9,278
  Chief Executive Officer           1998     261,492     144,167       40,000            4,529
Arthur A. Siciliano, Ph.D. .......  2000     278,584     521,667       25,000            7,638
  President                         1999     249,914     295,640       32,500            9,465
                                    1998     229,577      78,167       30,000            4,383
Eric G. Walters...................  2000     176,424     297,500       17,500            5,102
  Chief Financial Officer           1999     160,583     191,500       19,000            8,828
  and Clerk                         1998     143,729      49,166       25,000            3,836
W. Keith Trowbridge...............  2000     218,367     425,000        5,000               --
  President,                        1999          --          --           --               --
  Liberty Medical Supply, Inc.      1998          --          --           --               --

---------------
(1) These amounts were either paid or accrued for the year shown.

(2) Represents options granted under the Company's 1990 Stock Option Plan and the 1998 Stock Incentive Plan.

(3) Other compensation in the form of perquisites and other personal benefits has been omitted in those instances where such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total salary and bonus for each named executive officer for such year.

(4) Represents the Company's matching cash contribution paid and/or accrued under the Company's 401(k) Plan and the taxable portion of group term life insurance paid by the Company. Mr. Lee received $7,348, $7,082 and $2,634 in 401k matching contributions in 2000, 1999 and 1998, respectively, and $1,867, $2,196 and $1,895 in taxable group term life benefits in 2000, 1999, and 1998, respectively. Dr. Siciliano received $5,084, $7,638 and $2,715 in 401k matching contributions in 2000, 1999 and 1998, respectively, and $2,554, $1,827 and $1,668 in taxable group term life benefits in 2000, 1999 and 1998, respectively. Mr. Walters received $5,012, $8,181 and $3,281 in 401k matching contributions in 2000, 1999 and 1998, respectively, and $90, $647 and $555 in taxable group term life benefits in 2000, 1999 and 1998, respectively.

     OPTION GRANT TABLE. The following table sets forth certain information regarding options granted during the year ended March 31, 2000 by the Company to the executive officers in the Summary Compensation Table:

                                                                                     POTENTIAL REALIZABLE VALUE
                                             PERCENT OF                               AT ASSUMED ANNUAL RATES
                                               TOTAL                                       OF STOCK PRICE
                               NUMBER OF      OPTIONS       EXERCISE                      APPRECIATION FOR
                               SECURITIES    GRANTED TO        OR                          OPTION TERM(5)
                               UNDERLYING   EMPLOYEES IN   BASE PRICE   EXPIRATION   --------------------------
            NAME               OPTIONS(#)    YEAR 2000     ($/SH)(3)     DATE(4)         5%             10%
            ----               ----------   ------------   ----------   ----------   ----------      ----------
Steven J. Lee................   21,500(1)      10.12%       $21.1250     10/29/09     $285,628        $723,858
                                13,500(2)       6.35%        21.1250     10/29/09      179,348         454,515
Arthur A. Siciliano,
  Ph.D. .....................   11,500(1)       5.41%        21.1250     10/29/09      152,778         387,180
                                13,500(2)       6.35%        21.1250     10/29/09      179,348         454,515
Eric G. Walters..............    4,000(1)       1.88%        21.1250     10/29/09       53,140         134,671
                                13,500(2)       6.35%        21.1250     10/29/09      179,348         454,515
W. Keith Trowbridge..........    5,000(1)       2.35%        21.1250     10/29/09       66,425         168,339

---------------
(1) This grant vests over twelve equal quarterly installments, commencing with the date of grant.

(2) This grant vests one third on the date of grant, one third on 1/2/2000 and the remaining third on 1/2/2001.

(3) The exercise price is equal to the fair market value of the Company's Common Stock on the date of grant.

(4) Options expire at the end of the option term, which is ten years from the date of grant.

(5) Amounts represent hypothetical gains that could be achieved for options if exercised at the end of the option term. These grants are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date options are granted.

     FISCAL YEAR-END OPTION TABLE. The following table sets forth certain information regarding stock options exercised during the year ended March 31, 2000 and stock options held as of March 31, 2000 by the executive officers named in the Summary Compensation Table:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES
                      FROM APRIL 1, 1999 TO MARCH 31, 2000

                                                                NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                               UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                             OPTIONS AT FISCAL YEAR END       AT FISCAL YEAR END(2)
                       SHARES ACQUIRED                       ---------------------------   ---------------------------
        NAME           ON EXERCISE(1)    VALUE REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
        ----           ---------------   -----------------   -----------   -------------   -----------   -------------
Steven J. Lee........      357,164          $5,791,906         278,113        48,334       $14,442,286    $2,154,188
Arthur A. Siciliano,
  Ph.D. .............      311,203           7,703,130          78,427        34,501         3,810,234     1,563,062
Eric G. Walters......      161,361           3,901,589          89,115        20,251         4,438,594       920,532
W. Keith Trowbridge..           --                  --          11,250        18,750           553,481       887,769

---------------
(1) For Mr. Lee, includes 200,612 shares exercised and not sold with a value realized of $2,295,389; for Dr. Siciliano, includes 169,632 shares exercised and not sold, with a value realized of $4,166,758; for Mr. Walters, includes 85,241 shares exercised and not sold with a value realized of $2,088,405.

(2) Total value of "in-the-money" unexercised options is based on the difference between the last sales price of the Company's Common Stock on the Nasdaq Stock Market on March 31, 2000 ($58.750 per share) and the exercise price of "in-the-money" options, multiplied by the number of shares subject to such options.

EMPLOYMENT AGREEMENTS

     The Company entered into employment agreements in 1990 with Mr. Lee and Dr. Siciliano, and in 1991 with Mr. Walters, pursuant to which each individual agreed to serve as an officer of the Company. Pursuant to the terms of the employment agreements, the officer receives a base salary which is reviewed annually by the Board of Directors. Each officer is entitled to receive an annual bonus payment in an amount, if any, to be determined by the Compensation Committee of the Board of Directors. The employment agreements, as amended to date, extend to November 30, 2001 for Mr. Lee, and to May 31, 2001 for Dr. Siciliano and Mr. Walters.

     The term of the employment agreements will also be deemed to continue on a month-to-month basis if not expressly extended while each officer remains employed by the Company. Both the officer and the Company have the right to terminate an employment agreement at any time with or without cause upon 30 days' prior written notice. In the event that the Company terminates an employment agreement without cause or an officer terminates his employment for good reason (as defined in the agreement) following a change of control (as defined in the agreement), such officer will be entitled to receive his base salary at termination for the longer of one year or the remainder of his employment period up to a maximum of eighteen months. In the event of a change in control, following which an executive's employment is terminated other than for cause including, without limitation, the failure to renew an employment contract within two years following such change in control (as defined in the agreement), such executive will receive an amount equal to 2.99 times his annual compensation. Each officer has also agreed not to compete with the Company for one year following termination of his employment.

     Pursuant to these agreements, each of Mr. Lee, Dr. Siciliano and Mr. Walters currently receives a base salary of $400,000, $330,000 and $210,000, respectively.

DEFERRED COMPENSATION PLAN

     The Company maintains an un-funded, non-qualified deferred compensation plan for the benefit of Messrs. Lee and Walters and Dr. Siciliano. Under the terms of the plan, the executives participating in the plan may defer up to 50% of their annual compensation. Amounts deferred by an executive are credited to a bookkeeping account for his benefit. The Company provides additional credits to the executive's accounts. First, each executive receives a credit for each calendar year equal to 6.2% of the excess of (i) his compensation for such calendar year before any deferral over (b) the Social Security Wage Base for such calendar year ($72,600 for 1999 and $76,200 for 2000). Second, each executive receives a credit equal to 50% of any compensation deferred in a calendar year, but this credit cannot exceed 3% of the amount by which the executive's pre-deferral compensation for such calendar year exceeds the compensation limit imposed by the Company's 401(k) plan ($160,000 for 1999 and $170,000 for 2000). In addition to these credits, the Company may make discretionary credits to the accounts of the executives.

     The account of each executive is credited with earnings as though the accounts were invested in the investment choices available under the Company's 401(k) plan as selected by each executive. The amounts credited to an executive's account are paid to the executive upon termination of employment in a lump sum or in installments over 15 or fewer years. In addition, an executive may receive a distribution while employed. If the distribution is other than for the alleviation of an unforeseeable financial emergency, the executive's account will be charged with a withdrawal penalty of 10% of the amount withdrawn. Finally, an executive may elect in advance to receive the entire balance to his credit upon the occurrence of a change in control of the Company. An executive may not assign or pledge his rights to payment under the plan.

     Payment of benefits under the plan are made from the Company's general assets. The Company has set funds aside in a grantor trust for the purpose of satisfying its obligations under the plan. The assets of this trust are subject to the claims of the Company's creditors. No executive has any rights under the plan greater than the rights of an unsecured general creditor of the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is administered by a standing Compensation Committee composed of three non-employee directors. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the full Board of Directors. The Company's executive compensation program is designed to retain and reward senior executives who will lead the Company and achieve business objectives within the markets in which the Company competes.

     The objectives of the Company's compensation programs are to align business objectives with a combination of base pay, bonuses and stock options tailored toward individual performance. In a competitive environment, it is important that the Company be able to attract, retain and reward executive officers who contribute to the long-term success of the Company. The Company's executive compensation philosophy is based upon the following principles:

     I.  Competitive and Fair Compensation

          With respect to fiscal 2000 compensation, the Company based compensation decisions in part on a 1999 study performed for the Company which reviewed the compensation structure for the Company's executive officers and made recommendations to the Compensation Committee with respect to base salary. Base salary, performance-based bonuses and stock-based compensation are based on the intention to ensure that the Company's executive officers were compensated in the highest quartile of comparable entities.

          The Company seeks to have the compensation paid to a particular individual reflect the contribution made by that individual in the achievement of the Company's objectives.

     II.  Business Plan and Goals

          The Company holds strategic planning sessions to review its strategic and business plan goals. This review includes the analysis of such factors as achievement of operating budgets, licensing, development of alliances with third parties, introduction of new processes and products, manufacturing efficiencies, raising of capital, potential acquisitions and overall performance relative to its competitors. The performance of each officer is evaluated by the Board with respect to how the executive has contributed to achieving the business plan and goals.

     III.  Executive Compensation Program

          Annual compensation for executive officers consists of the following three fundamental elements:

        - A base salary within an established competitive salary range that is determined by individual contributions and sustained performance.

        - An annual bonus structure tied to the achievement of corporate financial performance measures as well as the achievement of individual business-related objectives.

        - A long-term incentive program afforded by stock options.

          Prior to determining base salary, cash bonuses and stock options for fiscal 2000, the Compensation Committee reviewed the extent to which each executive officer had achieved certain business objectives and analyzed its recommendations in light of companies at comparable stages of development and similar capitalization. Each of these three elements of compensation is discussed below.

          Base Salary. The Compensation Committee has reviewed salary amounts since the 1999 study and has adjusted salaries based on its assessment of each executive's individual performance and increases in salaries paid by competitors.

          Bonuses. The Company's fiscal 2000 executive incentive compensation program (the "Incentive Program") provided for a cash pool to be paid out on the basis of achievement of specified individual, financial and strategic targets and objectives of the Company, including Company profitability and revenue targets. Bonuses could be earned through the achievement of a combination of these targets and objectives.

          Long-Term Incentive Compensation. The Company's long-term incentive compensation program is implemented through the periodic grant of stock options. The Company's stock option program promotes a long-term congruity of interest between the Company's employees and its stockholders and assists in the retention of executives. The number of shares to be granted to each participant generally reflects the position of the executive within the Company and his or her contributions to the Company's achievement of the business plan and goals. Stock options are granted at the current market price and generally vest over a three-year period to encourage key employees to continue in the employ of the Company.

          Benefits. The Company's executive officers are entitled to receive medical benefits and life insurance benefits. They participate in the Company's 401(k) plan, to which the Company will make matching cash contributions and the 1992 Employee Stock Purchase Plan, which allows participants to purchase shares at a discount of approximately 15% from the fair market value at the beginning or end of the applicable purchase period. The above benefits are also available to all of the Company's employees. In addition, certain executives participate in a deferred compensation plan previously described.

          Summary of Compensation of Chief Executive Officer. In fiscal 2000, the Company's Chairman and Chief Executive Officer, Steven J. Lee, received salary and bonus compensation of $980,520, including base salary at the annual rate of $333,960 and bonus compensation of $653,333, which was based in part on the Incentive Program and in part on discretionary amounts determined by the Compensation Committee. The Compensation Committee has set Mr. Lee's total annual compensation including compensation derived from the Incentive Plan and the grant of stock options under the 1998 Plan at a level it believes to be competitive. Mr. Lee's bonus compensation for fiscal 2000 reflected the achievement of a combination of the Company's financial and strategic goals, as well as the principles set forth in the Incentive Program described above.

          Certain Tax Considerations

          Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the chief executive officer and the four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. In this regard, PolyMedica has, among other things, limited the number of shares subject to stock options which may be granted to Company employees in a manner that complies with the performance-based requirements of Section 162(m). While the Compensation Committee does not currently intend to qualify its other compensatory awards as performance-based compensation, it will continue to monitor the impact of Section 162(m) on us. In any event, there can be no assurance that compensation attributable to stock options granted under PolyMedica's stock option plans will be exempt from Section 162(m) as performance-based compensation.

                                            Compensation Committee

                                            Daniel S. Bernstein, M.D.
                                            Frank W. LoGerfo, M.D.
                                            Marcia J. Hooper

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current members of the Compensation Committee are Ms. Hooper and Drs. Bernstein and LoGerfo. No member of the Compensation Committee was at any time during fiscal 2000, or formerly, an officer or employee of the Company or any subsidiary of the Company, nor has any member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K under the Securities Act of 1933, as amended.

COMPARATIVE STOCK PERFORMANCE

     The comparative stock performance graph below compares the cumulative stockholder return on the Common Stock of the Company for the period from March 31, 1995, and through the years ended March 31, 1996, 1997, 1998, 1999 and 2000 with the cumulative total return on, (i) the Total Return Index for the Nasdaq Stock Market, (U.S. Companies) (the "Nasdaq Composite Index") and (ii) a peer group (the "Peer Group") determined by the Company. The graph assumes the investment of $100 in the Company's Common Stock, the Nasdaq Composite Index, and the Peer Group on March 31, 1995, and reinvestment of all dividends. Measurement points are on March 31, 1995, 1996, 1997, 1998, 1999 and 2000.

     The Peer Group consists of Chronimed, Inc., Curative Health Services, Inc., Del Laboratories, Inc., IVC Industries, Inc., KV Pharmaceutical Company, Matria Healthcare, Inc., Moore Medical Corporation, Nutraceutical International Corporation and Transworld Healthcare, Inc.

                            STOCK PERFORMANCE GRAPH

                                                 POLYMEDICA CORPORATION      NASDAQ COMPOSITE INDEX            PEER GROUP
                                                 ----------------------      ----------------------            ----------
3/31/1995                                                 100.00                     100.00                      100.00
3/29/1996                                                 124.00                     135.80                      156.50
3/31/1997                                                 101.40                     151.00                      122.30
3/31/1998                                                 249.80                     228.90                      185.50
3/31/1999                                                 152.10                     309.20                       89.50
3/31/2000                                                1191.80                     574.70                      114.40

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons who own more than ten percent of the registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company.

     Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

     Based on a review of its records, the Company believes that all directors, executive officers and ten percent stockholders filed timely reports under
Section 16(a) of the Exchange Act in fiscal 2000.

                              CERTAIN TRANSACTIONS

     In December 1994 and January 1997, certain officers of the Company purchased in the aggregate 100,000 and 100,000 shares, respectively, of the Company's Common Stock on the open market, which purchases were valued at an aggregate of $415,000 and $607,000, respectively.

     These purchases were funded by interest-free notes issued by the Company to each officer on the respective date. These loans were paid off during fiscal 2000. The terms of the notes provide for each executive to repay the Company within five years from the date of the note with Company shares having a market value equal to the original principal of the note. As required by the Internal Revenue Code, an annual amount equal to the market rate of interest at the time each note was issued and imputed to each officer. As of March 31, 2000 there are no amounts loaned and outstanding to Mr. Lee, Dr. Siciliano and Mr. Walters.

     Boston Special Risks Insurance Agency, Inc, of which Mr. Soltys, a Director of the Company, is President and Owner, is the Company's agent for corporate insurance. In the fiscal year ended March 31, 2000, the Company paid approximately $556,725 in premiums in connection with these insurance policies.

                                    ITEM TWO

                    AUTHORIZATION TO INCREASE THE AUTHORIZED
                           COMMON AND PREFERRED STOCK

     The Board of Directors proposes to amend the Articles of Organization to increase the authorized number of shares of Common Stock by an additional 40,000,000 shares of Common Stock to 60,000,000 shares of Common Stock and to increase the authorized number of shares of preferred stock, par value $0.01 ("Preferred Stock"), by an additional 4,500,000 shares of Preferred Stock to 6,500,000 shares of Preferred Stock. The Board of Directors believes approval of this amendment is in the best interest of the Company and its stockholders.

     Common Stock. The authorization of additional shares of Common Stock will enable the Company to meet its obligations under the various employee benefit plans, employment arrangements and outstanding options and to issue options, awards and warrants in the future. The increase in authorized shares of Common Stock could also be used for cash, securities or other property, allowing the Company to take advantage of favorable market conditions by allowing for flexibility and to attract or retain personnel or business opportunities. In addition, the proposed amendment will give the Board of Directors flexibility to authorize the issuance of shares of Common Stock and Preferred Stock in the future for financing the Company's business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits.

     The holders of Common Stock of the Company are entitled to one vote for each share held of record on all matters to be voted on by the stockholders of the Company. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares of Common Stock of the Company voted in an election of directors can elect the directors of the Company. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. The Company never has paid cash dividends on its shares of Common Stock. In the event of liquidation, dissolution or winding up of the Company, the holders of the shares of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock.

     Preferred Stock. The proposed amendment would also vest in the Board of Directors the authority to designate 4,500,000 additional shares of Preferred Stock in one or more series of Preferred Stock. Such provisions are often referred to as "blank check" provisions, as they give the Board of Directors the flexibility, at any time or from time to time, without further shareholder approval, to create one or more series of Preferred Stock and to determine the designations, preferences and limitations of each such series, including, but not limited to, (i) the number of shares, (ii) dividend rights, (iii) voting rights, (iv) conversion privileges, (v) redemption provisions, (vi) sinking fund provisions, (vii) rights upon liquidation, dissolution or winding up of the Company and (viii) other relative rights, preferences and limitations of such series. If the proposed amendment is approved by the shareholders, it will become effective upon filing and recording a certificate of amendment to the Articles of Organization.

     The proposed increase in Preferred Stock is being sought because the Board of Directors believes that it is advisable and in the best interest of the Company to have 4,500,000 additional shares of preferred stock available to provide the Company with greater flexibility in financing the continued operations of the Company, and in undertaking acquisitions or joint ventures. The Company believes that the additional Preferred Stock will provide the Company with a capital structure better suited to meet the Company's short and long term capital needs. The additional shares of Preferred Stock permit the Company to negotiate the precise terms of an equity instrument by simply creating a new series of preferred stock without incurring the cost and delay in obtaining shareholder approval. This allows the Company to more effectively negotiate with, and satisfy the precise financial criteria, of any investor in a timely manner.

     If any series of Preferred Stock authorized by the Board provides for dividends, such dividends, when and as declared by the Board of Directors out of any funds legally available therefor, may be cumulative and may have a preference over the Common Stock as to the payment of such dividends. In addition, if any series of Preferred Stock authorized by the Board so provides, in the event of any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of each such series of the then outstanding Preferred Stock may be entitled to receive, prior to the distribution of any assets or funds to the holders of Common Stock, a liquidation preference established by the Board of Directors, together with all accumulated and unpaid dividends. Depending upon the consideration paid for Preferred Stock, the liquidation preference of Preferred Stock and other matters, the issuance of Preferred Stock could therefore result in a reduction in the assets available for distribution to the holders of Common Stock in the event of liquidation of the Company. Holders of Common Stock do not have any preemptive rights to acquire Preferred Stock or any other securities of the Company.

     Anti-takeover Effects. While the proposed amendment is not designed to deter or prevent a change in control, the overall effect of an issuance of additional shares of Common Stock and Preferred Stock, as well as the potential use of the Preferred Stock to create voting impediments or to otherwise frustrate persons seeking to effect a takeover or otherwise gain control of the Company, may render more difficult the accomplishment of any attempted merger, takeover or other change in control affecting the Company and may thereby protect the continuity of the Company's incumbent Board of Directors and management. However, the Board of Directors does not view the increase in authorized common and preferred stock as an anti-takeover measure. The Proposed Amendment is being sought to augment liquidity and to enhance corporate flexibility generally.

     Approval of the proposal will permit the Board of Directors to issue additional shares of Common Stock and Preferred Stock without further approval of the stockholders of the Company; and the Board of Directors does not intend to seek stockholder approval prior to any issuance of the authorized capital stock unless stockholder approval is required by applicable law or stock market or exchange requirements. Although the Company from time to time reviews various transactions that could result in the issuance of Common Stock or Preferred Stock, the Company is not a party to any agreement to issue additional shares of its capital stock, except as may be required in connection with the exercise of existing outstanding options and warrants or upon a proposed financing that will require the Company to issue shares of Common Stock on conversion of certain notes and on exercise of certain warrants, or in connection with options and other stock based awards which may be issued under the Company's 2000 Plan or under any other plan or arrangement the Board of Directors may hereafter approve.

     The issuance of additional shares of Common Stock and Preferred Stock may have a dilutive effect on earnings per share and on the equity and voting power of existing security holders of the Company's capital stock. It may also adversely affect the market price of the Common Stock. However, if additional shares are issued in transactions whereby favorable business opportunities are provided and allow the Company to pursue its business plans, the market price may increase.

     The affirmative vote of two-thirds (66 2/3%) of the outstanding Common Shares is required to approve the amendment to the Articles of Organization.

     If the proposal to amend the Articles of Organization is approved, the fourth article of the Articles of Organization will be amended promptly after the meeting to increase the number of shares of Common Stock the Company is authorized to issue to 60,000,000 and increase the number of shares of Preferred Stock the Company is authorized to issue to 6,500,000.

BOARD RECOMMENDATION

     ACCORDINGLY, THE BOARD OF DIRECTORS BELIEVES APPROVAL OF THE PROPOSAL TO AMEND THE COMPANY'S ARTICLES OF ORGANIZATION TO INCREASE THE AUTHORIZED COMMON AND PREFERRED STOCK IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE FOR THIS PROPOSAL.

                                   ITEM THREE

                     APPROVAL OF 2000 STOCK INCENTIVE PLAN

     On April 6, 2000, the Board of Directors of the Company adopted, subject to stockholder approval, the 2000 Stock Incentive Plan (the "2000 Plan"). Up to 1,200,000 shares of Common Stock (subject to adjustment in the event of stock splits and other similar events) may be issued pursuant to awards granted under the 2000 Plan. The Board of Directors believes that the future success of the Company depends, in large part, upon the ability of the Company to maintain a competitive position in attracting, retaining and motivating key personnel.

SUMMARY OF THE 2000 PLAN

     The following is a brief summary of the material terms of the 2000 Plan.

  Description of Awards

     The 2000 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Code, nonstatutory stock options, and restricted stock awards (collectively "Awards").

     Incentive Stock Options and Nonstatutory Stock Options. Optionees receive the right to purchase a specified number of shares of Common Stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. All stock options granted under the plan must be granted at an exercise price equal to or greater than the fair market value of the Company's Common Stock on the date of the grant. Under present law, incentive stock options and options intended to qualify as performance based compensation under Section 162(m) of the Code may not be granted at an exercise price less than the fair market value of the Common Stock on the date of grant (or less than 110% of the fair market value in the cash of incentive stock options granted to optionees holding more than 10% of the total combined voting power of the Company or its Subsidiaries). The 2000 Plan permits the Board to determine the manner of payment of the exercise price of options, including payment by cash, check or in connection with a "cashless exercise" through a broker, by surrender to the Company of shares of Common Stock, by delivery to the Company of a promissory note, or by any other lawful means. No option issued under the 2000 Plan may be repriced, replaced or regranted through cancellation or by lowering the option exercise price of a previously granted Award, without the prior approval of the stockholders of the Company.

     Restricted Stock Awards. Restricted stock awards entitle recipients to acquire shares of Common Stock, subject to the right of the Company to repurchase all or part of such shares from the recipient in the event that the conditions specified in the applicable Award are not satisfied prior to the end of the applicable restriction period established for such Award.

  Eligibility to Receive Awards

     Officers, employees, directors, consultants and advisors of the Company and its subsidiaries are eligible to be granted Awards under the 2000 Plan. Under present law, however, incentive stock options may only be granted to employees. The maximum number of shares with respect to which Awards may be granted to any participant under the 2000 Plan may not exceed 150,000 shares per calendar year.

     As of March 31, 2000, approximately 799 persons would have been eligible to receive Awards under the 2000 Plan, including the Company's four executive officers and five non-employee directors. The granting of Awards under the 2000 Plan is discretionary, and the Company cannot now determine the number or type of Awards to be granted in the future to any particular person or group.

     On July 21, 2000, the last reported sale price of the Company's Common Stock on the Nasdaq National Market was $47.125 per share.

  Administration

     The 2000 Plan is administered by the Board of Directors. The Board has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2000 Plan and to interpret the provisions of the 2000 Plan. Pursuant to the terms of the 2000 Plan, the Board of Directors may delegate authority under the 2000 Plan to one or more committees of the Board. The Board has authorized the Compensation Committee to administer certain aspects of the 2000 Plan, including the granting of options to executive officers. Subject to any applicable limitations contained in the 2000 Plan, the Board of Directors, the Compensation Committee, or any other committee or executive officer to whom the Board delegates authority, as the case may be, selects the recipients of Awards and determines (i) the number of shares of Common Stock covered by options and the dates upon which such options become exercisable, (ii) the exercise price of options, (iii) the duration of options, and (iv) the number of shares of Common Stock subject to any restricted stock and the terms and conditions of such Awards, including conditions for repurchase, issue price and repurchase price.

     The Board of Directors is required to make appropriate adjustments in connection with the 2000 Plan and any outstanding Awards to reflect stock dividends, stock splits and certain other events. In the event of a merger, liquidation or other Acquisition Event (as defined in the 2000 Plan), the Board of Directors is required to provide for outstanding options or other stock-based Awards to be assumed or substituted for by the surviving or acquiring corporation, to accelerate the Awards to make them fully exercisable prior to consummation of the Acquisition Event or to provide for a cash out of the value of any outstanding options. If any Award expires or is terminated, surrendered, canceled or forfeited, the unused shares of Common Stock covered by such Award will again be available for grant under the 2000 Plan, subject, however, in the case of incentive stock options to any limitations under the code.

  Amendment or Termination

     No Award may be made under the 2000 Plan after April 5, 2010, but Awards previously granted may extend beyond that date. The Board of Directors may at any time amend, suspend or terminate the 2000 Plan, except that no Award designated as subject to Section 162(m) of the Code by the Board of Directors after the date of such amendment shall become exercisable, realizable or vested (to the extent such amendment was required to grant such Award) unless and until such amendment shall have been approved by the Company's stockholders.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the United States federal income tax consequences that generally will arise with respect to Awards granted under the 2000 Plan and with respect to the sale of Common Stock acquired under the 2000 Plan.

     Incentive Stock Options. In general, a participant will not recognize taxable income upon the grant or exercise of an incentive stock option. Instead, a participant will recognize taxable income with respect to an incentive stock option only upon the sale of Common Stock acquired through the exercise of the option ("ISO Stock"). The exercise of an incentive stock option, however, may subject the participant to the alternative minimum tax.

     Generally, the tax consequences of selling ISO Stock will vary with the length of time that the participant has owned the ISO Stock at the time it is sold. If the participant sells ISO Stock after having owned it for at least two years from the date the option was granted (the "Grant Date") and one year from the date the option was exercised (the "Exercise Date"), then the participant will recognize long-term capital gain in an amount equal to the excess of the sale price of the ISO Stock over the exercise price.

     If the participant sells ISO Stock for more than the exercise price prior to having owned it for at least two years from the Grant Date and one year from the Exercise Date (a "Disqualifying Disposition"), then all or a portion of the gain recognized by the participant will be ordinary compensation income and the remaining gain, if any, will be a capital gain. This capital gain will be a long-term capital gain if the participant has held the ISO Stock for more than one year prior to the date of sale.

     If a participant sells ISO Stock for less than the exercise price, then the participant will recognize capital loss in an amount equal to the excess of the exercise price over the sale price of the ISO Stock. This capital loss will be a long-term capital loss if the participant has held the ISO Stock for more than one year prior to the date of sale.

     Nonstatutory Stock Options. As in the case of an incentive stock option, a participant will not recognize taxable income upon the grant of a nonstatutory stock option. Unlike the case of an incentive stock option, however, a participant who exercises a nonstatutory stock option generally will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the Common Stock acquired through the exercise of the option ("NSO Stock") on the Exercise Date over the exercise price.

     With respect to any NSO Stock, a participant will have a tax basis equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling NSO Stock, a participant generally will recognize capital gain or loss in an amount equal to the difference between the sale price of the NSO Stock and the participant's tax basis in the NSO Stock. This capital gain or loss will be a long-term gain or loss if the participant has held the NSO Stock for more than one year prior to the date of the sale.

     Restricted Stock Awards. A participant will not recognize taxable income upon the grant of a restricted stock award, unless the participant makes an election under Section 83(b) of the Code (a "Section 83(b) Election"). If the participant makes a Section 83(b) Election within 30 days of the date of the grant, then the participant will recognize ordinary compensation income, for the year in which the Award is granted, in an amount equal to the difference between the fair market value of the Common Stock at the time the Award is granted and the purchase price paid for the Common Stock. If a Section 83(b) Election is not made, then the participant will recognize ordinary compensation income, at the time that the forfeiture provisions or restrictions on transfer lapse, in an amount equal to the difference between the fair market value of the Common Stock at the time of such lapse and the original purchase price paid for the Common Stock. The participant will have a basis in the Common Stock acquired equal to the sum of the price paid and the amount of ordinary compensation income recognized.

     Upon the disposition of the Common Stock acquired pursuant to a restricted stock award, the participant will recognize a capital gain or loss in an amount equal to the difference between the sale price of the Common Stock and the participant's basis in the Common Stock. This capital gain or loss will be a long-term capital gain or loss if the shares are held for more than one year.

       Tax Consequences to the Company

     The grant of an Award under the 2000 Plan will have no tax consequences to the Company. Moreover in general, neither the exercise of an incentive stock option nor the sale of any Common Stock acquired under the 2000 Plan will have any tax consequences to the Company. The Company generally will be entitled business-expense deduction, however, with respect to any ordinary compensation income recognized by a participant under the 2000 Plan, including in connection with a restricted stock award or as a result of the exercise of a nonstatutory stock option or a Disqualifying Disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

BOARD RECOMMENDATION

     ACCORDINGLY, THE BOARD OF DIRECTORS BELIEVES ADOPTION OF THE 2000 PLAN IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE FOR THIS PROPOSAL.

                                   ITEM FOUR

          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     Subject to ratification by the stockholders, the Board of Directors, on the recommendation of its Audit Committee, has selected the firm of PricewaterhouseCoopers LLP ("PwC") as the Company's independent public accountants for the current year. PwC (or one of its predecessors, Coopers & Lybrand LLP) has served as the Company's independent public accountants since 1990.

     Representatives of PwC are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

     If the stockholders do not ratify the selection of PwC as the Company's independent public accountants, the selection of such accountants will be reconsidered by the Board of Directors.

BOARD RECOMMENDATION

     ACCORDINGLY, THE BOARD OF DIRECTORS BELIEVES RATIFICATION OF THE SELECTION OF PWC AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE CURRENT YEAR IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE FOR THIS PROPOSAL.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

     All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews and the Company reserves the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING

     Proposals of stockholders intended to be presented at the 2001 Annual Meeting of Stockholders must be received by the Company at its principal office in Woburn, Massachusetts not later than April 8, 2001, for inclusion in the proxy statement for that meeting.

                                          By Order of the Board of Directors,

                                          /s/ Eric G. Walters
                                          ERIC G. WALTERS, Clerk

August 2, 2000

     THE BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THIS MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                                                                       EXHIBIT 2



                             POLYMEDICA CORPORATION

                            2000 STOCK INCENTIVE PLAN

1.   PURPOSE

     The purpose of this 2000 Stock Incentive Plan (the "Plan") of PolyMedica Corporation, a Massachusetts corporation ("PolyMedica" or the "Company"), is to advance the interests of the Company's stockholders by enhancing the Company's ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing such persons with equity ownership opportunities and performance-based incentives and thereby better aligning the interests of such persons with those of the Company's stockholders. Except where the context otherwise requires, the term "Company" shall include any of the Company's present or future subsidiary corporations as defined in Section 424(f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the "Code") and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a significant interest, as determined by the Board of Directors of the Company (the "Board").

2.   ELIGIBILITY

     All of the Company's employees, officers, directors, consultants and advisors (and any individuals who have accepted an offer for employment) are eligible to be granted options and restricted stock awards (each, an "Award") under the Plan. Each person who has been granted an Award under the Plan shall be deemed a "Participant".

3.   ADMINISTRATION, DELEGATION

     (a) ADMINISTRATION BY BOARD OF DIRECTORS. The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board's sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

     (b) APPOINTMENT OF COMMITTEES. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a "Committee"). All references in the Plan to the "Board" shall mean the Board or a Committee of the Board to the extent that the Board's powers or authority under the Plan have been delegated to such Committee.

4.   STOCK AVAILABLE FOR AWARDS

     (a) NUMBER OF SHARES. Subject to adjustment under Section 7, Awards may be made under the Plan for up to 1,200,000 shares of common stock, $.01 par value per share, of the Company (the "Common Stock"). If any Award expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or results in any Common Stock not being issued, the unused Common Stock covered by such Award shall again be available for the grant of Awards under the Plan, subject, however, in the case of Incentive Stock Options (as hereinafter defined), to any limitations required under the Code. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

     (b) PER-PARTICIPANT LIMIT. Subject to adjustment under Section 7, the maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan shall be 150,000 per calendar year. The per-Participant limit described in this Section 4(b) shall be construed and applied consistently with Section 162(m) of the Code ("Section 162(m)").

5.   STOCK OPTIONS

     (a) GENERAL. The Board may grant options to purchase Common Stock (each, an "Option") and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option which is not intended to be an Incentive Stock Option (as hereinafter defined) shall be designated a "Nonstatutory Stock Option". Notwithstanding anything contained herein to the contrary, without the prior approval of the Company's shareholders, no option issued hereunder shall be repriced, replaced or regranted through cancellation, or by lowering the option exercise price of a previously granted award.

     (b) INCENTIVE STOCK OPTIONS. An Option that the Board intends to be an "incentive stock option" as defined in Section 422 of the Code (an "Incentive Stock Option") shall only be granted to employees of Polymedica or any of its present or future subsidiaries as defined in section 424(f) of the code, and shall be subject to and shall be construed consistently with the requirements of
Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) which is intended to be an Incentive Stock Option is not an Incentive Stock Option.

     (c) EXERCISE PRICE. The Board shall establish the exercise price at the time each Option is granted at not less than 100% of the fair market value of the shares of Common Stock, as determined by the Board, at such time, and shall specify that exercise price in the applicable option agreement.

     (d) DURATION OF OPTIONS. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement, provided, however, that no Option will be granted for a term in excess of 10 years.

     (e) EXERCISE OF OPTION. Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board together with payment in full as specified in Section 5(f) for the number of shares for which the Option is exercised.

     (f) PAYMENT UPON EXERCISE. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

          (1)  in cash or by check, payable to the order of the Company;

          (2) except as the Board may, in its sole discretion, otherwise provide in an option agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

          (3) by delivery of shares of Common Stock owned by the Participant valued at their fair market value as determined by (or in a manner approved by) the Board in good faith ("Fair Market Value"), provided (i) such method of payment is then permitted under applicable law and (ii) such Common Stock, if acquired directly from the Company was owned by the Participant at least six months prior to such delivery;

          (4)  to the extent permitted by the Board, in its sole discretion by
(i) delivery of a promissory note of the Participant to the Company on terms determined by the Board, or (ii) payment of such other lawful consideration as the Board may determine; or

          (5)  by any combination of the above permitted forms of payment.

     (g) SUBSTITUTE OPTIONS. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Options in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Options may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Options contained in the other sections of this Section 5 or in Section 2.

6.   RESTRICTED STOCK

     (a) GRANTS. The Board may grant Awards entitling recipients to acquire shares of Common Stock, subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award (each, a "Restricted Stock Award").

     (b) TERMS AND CONDITIONS. The Board shall determine the terms and conditions of any such Restricted Stock Award, including the conditions for repurchase (or forfeiture) and the issue price, if any. Any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the Participant and, unless otherwise determined by the Board, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant's death (the "Designated Beneficiary"). In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant's estate.

7.   ADJUSTMENTS FOR CHANGES IN COMMON STOCK AND CERTAIN OTHER EVENTS

     (a) CHANGES IN CAPITALIZATION. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a normal cash dividend, (i) the number and class of securities available under this Plan,
(ii) the per-Participant limit set forth in Section 4(b), (iii) the number and class of securities and exercise price per share subject to each outstanding Option, (iv) the repurchase price per share subject to each outstanding Restricted Stock Award, and (v) the terms of each other outstanding Award shall be appropriately adjusted by the Company (or substituted Awards may be made, if applicable) to the extent the Board shall determine, in good faith, that such an adjustment (or substitution) is necessary and appropriate. If this Section 7(a) applies and Section 7(c) also applies to any event, Section 7(c) shall be applicable to such event, and this Section 7(a) shall not be applicable.

     (b) LIQUIDATION OR DISSOLUTION. In the event of a proposed liquidation or dissolution of the Company, the Board shall upon written notice to the Participants provide that all then unexercised Options will (i) become exercisable in full as of a specified time at least 10 business days prior to the effective date of such liquidation or dissolution and (ii) terminate effective upon such liquidation or dissolution, except to the extent exercised before such effective date. The Board may specify the effect of a liquidation or dissolution on any Restricted Stock Award or other Award granted under the Plan at the time of the grant of such Award.

     (c)  ACQUISITION EVENTS

          (1) DEFINITION. An "Acquisition Event" shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which the Common Stock is converted into or exchanged for the right to receive cash, securities or other property or (b) any exchange of shares of the Company for cash, securities or other property pursuant to a share exchange transaction.

          (2) CONSEQUENCES OF AN ACQUISITION EVENT ON OPTIONS. Upon the occurrence of an Acquisition Event, or the execution by the Company of any agreement with respect to an Acquisition Event, the Board shall provide that all outstanding Options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof). For purposes hereof, an Option shall be considered to be assumed if, following consummation of the Acquisition Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Acquisition Event, the consideration (whether cash, securities or other property) received as a result of the Acquisition Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Acquisition Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Acquisition Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in fair market value to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Acquisition Event.

     Notwithstanding the foregoing, if the acquiring or succeeding corporation (or an affiliate thereof) does not agree to assume, or substitute for, such Options, then the Board shall, upon written notice to the Participants, provide that all Options will become exercisable in full as of a specified time prior to the Acquisition Event and will terminate immediately prior to the consummation of such Acquisition Event, except to the extent exercised by the Participants before the consummation of such Acquisition Event; provided, however, that in the event of an Acquisition Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share of Common Stock surrendered pursuant to such Acquisition Event (the "Acquisition Price"), then the Board may instead provide that all outstanding Options shall terminate upon consummation of such Acquisition Event and that each Participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (A) the Acquisition Price multiplied by the number of shares of Common Stock subject to such outstanding Options (whether or not then exercisable), exceeds (B) the aggregate exercise price of such Options.

          (3) CONSEQUENCES OF AN ACQUISITION EVENT ON RESTRICTED STOCK AWARDS. Upon the occurrence of an Acquisition Event, the repurchase and other rights of the Company under each outstanding Restricted Stock Award shall inure to the benefit of the Company's successor and shall apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Acquisition Event in the same manner and to the same extent as they applied to the Common Stock subject to such Restricted Stock Award.

8.   GENERAL PROVISIONS APPLICABLE TO AWARDS

     (a) TRANSFERABILITY OF AWARDS. Except as the Board may otherwise determine or provide in an Award, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Participant, shall be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

     (b) DOCUMENTATION. Each Award shall be evidenced by a written instrument in such form as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

     (c) BOARD DISCRETION. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

     (d) TERMINATION OF STATUS. The Board shall determine the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, the Participant's legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award.

     (e) WITHHOLDING. Each Participant shall pay to the Company, or make provision satisfactory to the Board for payment of, any taxes required by law to be withheld in connection with Awards to such Participant no later than the date of the event creating the tax liability. Except as the Board may otherwise provide in an Award, when the Common Stock is registered under the Exchange Act, Participants may, to the extent then permitted under applicable law, satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, that the total tax withholding where stock is being used to satisfy such tax obligation cannot exceed the Company's minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state taxes including payroll taxes that are applicable to such supplemental taxable income). The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

     (f)  AMENDMENT OF AWARD. Subject to the provisions of the last sentence of
Section 5(a) hereof, the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant's consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

     (g) CONDITIONS ON DELIVERY OF STOCK. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company's counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

     (h) ACCELERATION. The Board may at any time provide that any Options shall become immediately exercisable in full or in part, or that any Restricted Stock Awards shall be free of restrictions in full or in part.

9.  MISCELLANEOUS

     (a) NO RIGHT TO EMPLOYMENT OR OTHER STATUS. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

     (b) NO RIGHTS AS STOCKHOLDER. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares. Notwithstanding the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to such Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

     (c) EFFECTIVE DATE AND TERM OF PLAN. The Plan shall become effective on the date on which it is adopted by the Board, but no Award granted to a Participant that is intended to comply with Section 162(m) shall become exercisable, vested or realizable, as applicable to such Award, unless and until the Plan has been approved by the Company's stockholders to the extent stockholder approval is required by Section 162(m) in the manner required under
Section 162(m) (including the vote required under Section 162(m)). No Awards shall be granted under the Plan after the completion of ten years from the earlier of (i) the date on which the Plan was adopted by the Board or (ii) the date the Plan was approved by the Company's stockholders, but Awards previously granted may extend beyond that date.

     (d) AMENDMENT OF PLAN. The Board may amend, suspend or terminate the Plan or any portion thereof at any time, provided that to the extent required by
Section 162(m), no Award granted to a Participant that is intended to comply with Section 162(m) after the date of such amendment shall become exercisable, realizable or vested, as applicable to such Award, unless and until such amendment shall have been approved by the Company's stockholders as required by
Section 162(m) (including the vote required under Section 162(m)).

     (e) GOVERNING LAW. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Massachusetts, without regard to any applicable conflicts of law.

                                                                      APPENDIX 1


                             POLYMEDICA CORPORATION

              ANNUAL MEETING OF STOCKHOLDERS - SEPTEMBER 14, 2000

         The undersigned, having received notice of the meeting and management's Proxy Statement therefor, and revoking all prior proxies, hereby appoint(s) Steven J. Lee, Arthur A. Siciliano and John K.P. Stone, III, and each of them (with full power of substitution), as proxies of the undersigned to attend the Annual Meeting of Stockholders of PolyMedica Corporation (the "Company") to be held on Thursday, September 14, 2000 and any adjourned sessions thereof, and there to vote and act upon the following matters in respect of all shares of Common Stock of the Company which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present.

         Attendance of the undersigned at the meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate thereat the intention of the undersigned to vote said shares in person. If the undersigned hold(s) any of the shares of the Company in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

         IN THEIR DISCRETION, THE NAMED PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENT THEREOF.

         THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY ELECTION TO OFFICE OR ANY PROPOSAL SPECIFIED BELOW, THIS PROXY WILL BE VOTED FOR SUCH ELECTION TO OFFICE OR PROPOSAL.

         1. To elect the following two individuals as Class III Directors of the Company to serve for a three-year term ending at the 2003 Annual Meeting of Stockholders: Daniel S. Bernstein, M.D. and Peter K. Hoffman.

                   FOR  (  )           WITHHOLD AUTHORITY  (  )

                                       ------------------------

                                       To Withhold authority with respect to a
                                       particular nominee, write his or her
                                       name in the space provided above.

         2. To approve an Amendment to the Articles of Organization increasing the number of authorized shares of common stock and preferred stock.

                   FOR  (  )           AGAINST  (  )            ABSTAIN  (  )

         3. To approve the adoption of the Company's 2000 Stock Incentive Plan, authorizing the issuance of up to 1,200,000 shares of common stock thereunder.

                   FOR  (  )           AGAINST  (  )            ABSTAIN  (  )

         4. To ratify the selection by the Board of Directors of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending March 31, 2001.

                   FOR  (  )           AGAINST  (  )            ABSTAIN  (  )

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

         Please sign name(s) exactly as appearing hereon. When signing as attorney, executor, administrator or other fiduciary, please give your full title as such. Joint owners should each sign personally. If a corporation, sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name, by authorized person.



                                       ------------------------------
                                       ------------------------------

                                       Signature(s)

                                       Dated: -----------------------